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                                                                    EXHIBIT 21.1


Subsidiaries of the Registrant                Jurisdiction of Incorporation


Price Holdings Corporation                               New York
PCCSub, Inc.                                             New York
Price Communications Wireless, Inc.                      Delaware
Price Communications Cellular Holdings, Inc.             Delaware
Price Communications Cellular Inc.                       Delaware